                                                                       Exhibit 2

     Share Exchange Agreement by and among Innovative Medical Systems Corp. ("Seller"), OXIS International, Inc. ("Buyer") and each of The Shareholders Who
           Are Signatories Hereto (collectively, the "Shareholders")

                            SHARE EXCHANGE AGREEMENT

                                  BY AND AMONG

                  INNOVATIVE MEDICAL SYSTEMS CORP. ("SELLER"),

                       OXIS INTERNATIONAL, INC. ("BUYER")

                                  AND EACH OF

             THE SHAREHOLDERS OF SELLER WHO ARE SIGNATORIES HERETO
                      (COLLECTIVELY, THE "SHAREHOLDERS").

                            SHARE EXCHANGE AGREEMENT


     THIS SHARE EXCHANGE AGREEMENT ("Agreement") is entered into as of this 1/st/ day of November, 1997, by and among INNOVATIVE MEDICAL SYSTEMS CORP., a Pennsylvania corporation (herein referred to as "Seller"), OXIS INTERNATIONAL, INC., a Delaware corporation (herein referred to as "Buyer"), and each of the shareholders of the Seller who are signatories hereto (collectively, the "Shareholders", and each individually a "Shareholder").

                                    RECITALS
                                    --------

     A. Seller is in the business of medical instrument design, manufacturing, marketing and selling and providing services related thereto as described more fully in Section 3.1 hereof (the "Business").

     B. The Shareholders are the owners of all of the issued and outstanding shares of capital stock of the Seller as set forth adjacent to their names in Section 3.24 hereto (the issued and outstanding shares of capital stock of the Seller are sometimes referred to as the "Seller Stock"). Joseph B. Catarious, Jr., together with his wife, Eleanor Catarious, is the majority owner of the issued and outstanding capital stock of Seller (the "Majority Shareholder").

     C. The parties hereto desire for Seller and Buyer to engage in the acquisition by Buyer of all of the Seller Stock solely in exchange for shares of the common stock, par value $.50 per share of the Buyer ("OXIS Stock") upon the terms and subject to the conditions set forth herein (the "Exchange").

     D. The parties intend and desire for the Exchange to constitute a nontaxable reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), for federal income tax purposes.

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions herein contained, Buyer, Seller and Shareholders hereby agree as follows:

          1.1  The Exchange.
               ------------

               (a) Upon the performance of all covenants and obligations of the parties contained herein and upon the fulfillment of all conditions to the obligations of the parties contained herein (other than such covenants, obligations and conditions as shall have been waived in accordance with the terms hereof), each Shareholder shall assign, transfer and deliver to Buyer the number of shares of Seller Stock owned by such Shareholder, as set forth opposite such

Shareholder's name in Section 3.24 hereto, free and clear of all liens, encumbrances, restrictions and claims of every kind. In exchange for all of the shares of the Seller Stock transferred to Buyer, Buyer shall issue and deliver to each Shareholder (i) at Closing, the number of shares of OXIS Stock determined by multiplying (A) the percentage set forth next to each Shareholder's name in Exhibit "A" attached hereto and made a part hereof, times
(B) the Total Number of Initial Exchange Shares calculated in accordance with
Section 2.1(a) below (the "Initial Exchange"), and (ii) on an annual basis as provided in Section 2.1(c) below, OXIS shall issue to the Shareholders additional shares of OXIS Stock determined by multiplying (A) the percentage set forth next to each Shareholder's name in Exhibit "A" attached hereto and made a part hereof, times (B) the Total Number of Earnout Exchange Shares calculated in accordance with Section 2.1(c) below (the "Earnout Exchange") (all such shares of OXIS Stock issued to the Shareholders, collectively, the "Shares"). Each certificate representing shares of Seller Stock shall be accompanied by a stock power duly executed by the Shareholder transferring such shares in favor of Buyer. The shares of OXIS Stock constituting the Initial Exchange shall be delivered at Closing, and the shares of OXIS Stock constituting the Earnout Exchange shall be delivered to the Shareholders within ninety (90) days following the end of each calendar year throughout the Earnout Period (as hereafter defined) as specified in Section 2.1(c) below.

          (b) On the Closing Date, each of the Shareholders shall be deemed to have waived, without further action, all of such Shareholder's preemptive, dissenters or similar rights, if any, with respect to any share or other securities of the Seller.

          2.1  Initial Exchange Shares/Earnout Exchange Shares.
               -----------------------------------------------

               (a) The Total Number of Initial Exchange Shares to be delivered to the Shareholders pursuant to the terms of this Agreement shall be as defined and determined in subsection (b) below. In the event that between the date of this Agreement and the Closing, Buyer shall change the number of shares of OXIS Stock that are issued and outstanding as a result of any stock split, stock dividend or similar recapitalization, the Initial Average Share Price (as defined and determined in subsection (b) below) and the Total Number of Initial Exchange Shares shall each be proportionately adjusted correspondingly.

               (b) Definitions for Initial Exchange. For purposes of Section
                   --------------------------------
     2.1(a), the following capitalized terms shall have the respective meanings set forth below:

                    (i)  "Initial Average Share Price" means the average of the
                         -----------------------------
                    closing bid price of OXIS Stock for the ten (10) trading days prior to one (1) business day before Closing, provided that in no event shall such average price per share of OXIS Stock be less than the par value of $.50 per share. The Initial Average Share Price is also sometimes referred to below as the "Floor Price".

                    (ii) "Total Number of Initial Exchange Shares" means the
                         ----------------------------------------
                    lesser of (A) the number (rounded to four (4) decimal places) determined by dividing Seven Hundred Fifty Thousand Dollars ($750,000) by the Initial Average Share Price, or
                    (B) 1,000,000 shares of OXIS

                    Stock.

          (c) Earnout Exchange.  In addition to the shares of OXIS Stock
              ----------------
constituting the Initial Exchange to be delivered at Closing, the Shareholders shall be entitled to an annual Earnout Exchange, based upon Seller's Actual Revenues (as hereafter defined), for each calendar year commencing January 1, 1998 and ending December 31, 2002, provided that Actual Revenues for November and December of 1997 shall be deemed included in the 1998 calendar year (the "Earnout Period"), all as more fully set forth in Section 2.1(d) below and
Schedule 1 attached hereto and made a part hereof. "Actual Revenues" means, for each of the aforementioned calendar years in the Earnout Period, the gross revenues generated by the assets of Seller (including those revenues which arise from internal sales within Buyer's business organization), including revenues from the sale of instruments, technology licensing fees relating to Seller's technology, proceeds from the sale of any and all such assets including disposables, and revenues from development contracts performed by Seller's employees, but not including revenues from the sale of reagents or other products or services of the Buyer in existence today or developed or offered in the future relating to Seller's technology.

The Total Number of Earnout Exchange Shares to be delivered to the Shareholders under the terms of this Agreement shall be defined and determined as set forth in subsection (d) below. In the event that between the Closing and the dates on which the Total Number of Earnout Exchange Shares is determined, Buyer shall change the number of shares of OXIS Stock that are issued and outstanding as a result of any stock split, stock dividend or similar recapitalization, the Earnout Average Share Price (as defined below) and the Total Number of Earnout Exchange Shares shall each be proportionately adjusted correspondingly. In addition, in the event that an individual product or product line constituting more than five percent (5%) of Actual Revenues for the 1997 calendar year is affected by any decision of Buyer to discontinue the product or product line so that the result is a reduction of fifty percent (50%) or more in the Actual Revenues attributable to such product or product line for any calendar year during the Earnout Period from those Actual Revenues achieved in the 1997 calendar year, then, provided that Majority Shareholder expressed his opposition to such business decision in writing, Majority Shareholder may elect to have the dollar amount of such reduction deemed to be included in the calculation determining the Total Number of Earnout Exchange Shares due to the Shareholders for each calendar year of the Earnout Period, all as set forth in Section 2.1(d) below, but the proceeds from the sale of such product line shall be excluded from the calculation.

     (d)  Definitions for Earnout Exchange.  For purposes of Section 2.1(c), the
          --------------------------------
following capitalized terms shall have the respective meanings set forth below.

                    (i)  "Earnout Average Share Price" means the average of the
                         -----------------------------
                    closing bid price of OXIS Stock for the last ten (10) trading days for the calendar year upon which the Earnout Exchange is being determined, but in no event shall such price be less than the Floor Price.

                    (ii)  "Total Number of Earnout Exchange Shares" means the
                          ----------------------------------------
                    number determined by dividing the Payout (as defined in (iii) below) by the Earnout Average Share Price.

                    (iii) "Payout" means:
                          --------

       Guarantee +
       *Min. Pay. + [(Act. Rev. - Min. Rev.)  X $.25]
       *only if Min. Rev. achieved

       Where:

       Act. Rev.      =        Actual Revenue   (defined in Section 2.1(c))
       Min. Pay.      =        Minimum Payout   (defined in Schedule 1)
       Min. Rev.      =        Minimum Revenue  (defined in Schedule 1)
       Guarantee      =        Guarantee        (defined in Schedule 1);

          The Payout for the calendar year ended December 31, 1998 shall be determined without regard to the foregoing formula, and shall consist of (i) a Guarantee of $250,000, and (ii) in the event that Actual Revenues for the calendar year ended December 31, 1998 exceed the Minimum Revenue target of $5,000,000 set forth in Schedule 1, an additional $250,000.

          In the event that Actual Revenues exceed Maximum Revenues for a given calendar year during the Earnout Period (the "Excess Earnout"), the Excess Earnout shall be carried forward to the following year or years during the Earnout Period and added to the following year's Actual Revenues for the purpose of calculating (A) the annual Payout for such year and (B) the resulting number of shares of OXIS Stock which shall be determined and delivered to the Shareholders within ninety (90) days following the end of each calendar year during the Earnout Period, provided that in no year shall the dollar amount of the Excess Amount added to the Actual Revenues for any one year exceed the Maximum Revenues (as defined in Schedule 1 hereto) for such year, and any such excess amount of Actual Revenues shall be carried forward.

          (e)  OXIS Stock Cap.  Notwithstanding the foregoing, in no event shall
               --------------
the total number of shares of OXIS Stock issued to Shareholders pursuant to this
Section 2.1 equal or exceed a number equal to 20% of the number of shares of OXIS Stock outstanding (the "20% Threshold"), which number shall be determined based upon the number of shares of OXIS Stock outstanding as of the close of trading on the business day immediately preceding the Closing Date.

        (f)  Adjustment.  Notwithstanding anything to the contrary contained in
             ----------
this Agreement, in the event that (i) the aggregate dollar value of the Total Number of Initial

Exchange Shares is less than $750,000 (based on the Initial Average Share Price) (the difference between $750,000 and the aggregate value of the Total Number of Initial Exchange Shares being the "Initial Exchange Deficiency"), and (ii) the Actual Revenues for any year during the Earnout Period exceed the Maximum Revenues for such year (each, an "Excess Year"), Buyer shall pay that portion of the Initial Exchange Deficiency which is "earned" (as defined below) in such Excess Year, in the form of delivery of shares of OXIS Stock within ninety (90) days following the end of the Excess Year. For purposes of this Section 2.1(f), the number of shares of OXIS Stock constituting that portion of the Initial Exchange Deficiency which is deemed "earned" in an Excess Year shall equal the number determined by dividing (A) [(Actual Revenues- Maximum Revenues) x $.25], by (B) the Earnout Average Share Price for the Excess Year. To the extent that any portion of the Initial Exchange Deficiency remains unearned, it may be earned following the foregoing formula in any subsequent Excess Year.

          (g)  Accounting and Tax Treatment.  The Buyer, the Shareholders and
               ----------------------------
the Seller intend for the transactions contemplated by this Agreement to qualify as a nontaxable reorganization under Section 368(a)(1)(B) of the Code.

     3.  REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS.
         ---------------------------------------------------------

     Majority Shareholder hereby represents and warrants on behalf of himself and the Seller, jointly and severally, except as otherwise set forth (with a reference to the relevant subparagraph below) in Exhibit B (Schedule of Exceptions) attached hereto, the following Sections 3.1 through 3.23.

          3.1  Organization, Qualification, Subsidiaries and Address.
               -----------------------------------------------------

               Seller is engaged in the business of designing, developing, marketing, selling and manufacturing instruments or parts of instruments and disposables for use in the medical, environmental and industrial fields and providing services related thereto, and is not engaged in any other business. Seller is a corporation validly existing and in good standing, under the laws of the Commonwealth of Pennsylvania. Seller has all requisite power to own its properties and carry on its business as now conducted. The only office and facility of Seller is located at 55 Steam Whistle Drive, Ivyland, Pennsylvania. Seller does not own or lease property or conduct any activities outside of Pennsylvania or is not otherwise required to be licensed or qualified to do business in any other jurisdiction. Except as set forth in Schedule 3.1 of Exhibit B, Seller has no subsidiary corporations, or investments in any other business ventures and is not a partner or joint venturer in any partnership or joint venture enterprise. Seller does not use any fictitious or assumed business or other names, except for "IMS" and "Innovative Medical Systems".

          3.2  Due Execution.
               -------------

               This Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by Seller, and this Agreement has been duly and validly executed and delivered by Seller and it is a valid and binding obligation of Seller enforceable against it in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principles relating to or limiting creditor's rights generally.

          3.3  Effect of Agreement.
               -------------------

               Except as set forth in Schedule 3.3 of Exhibit B, the execution, delivery and performance of this Agreement by Seller and consummation of the transactions contemplated hereby will not (i) require the consent, approval or authorization of any person or public authority, (ii) violate any provision of law applicable to Seller or (iii) conflict with, violate or constitute a breach of or default under any indenture, mortgage, deed of trust or other agreement or instrument, or any order, judgment, award, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which Seller is a party, or by which Seller or any of its assets or properties is bound.

          3.4  Capital Stock and Ownership.
               ---------------------------

               All of the issued and outstanding shares of Seller are owned beneficially and of record as set forth in Section 3.24 hereof. All of the issued and outstanding shares of capital stock of Seller are fully paid and nonassessable. All of the issued and outstanding shares of Seller are owned by the individuals set forth in Section 3.24, and, to the knowledge of Seller and Majority Shareholder, are held free and clear of any liens, encumbrances and obligations. Except as set forth in Schedule 3.4 to Exhibit B, there are no existing warrants, options, convertible rights, calls, puts or other rights or commitments of any character relating to the capital stock of Seller, and both the issued and the unissued capital stock of Seller are free from any voting or pooling trusts, agreements and similar arrangements, any redemption and cross purchase (buy/sell) agreements, preemptive purchase rights or any other restrictions.

          3.5  Financial Statements.
               --------------------

               Seller has furnished Buyer with audited financial statements (balance sheets and income statements), for each of the years ended October 31, 1995 and 1996 and unaudited financial statements for the twelve-month period ended October 31, 1997. All of said balance sheets and income statements (hereinafter referred to as "Financial Statements") are attached hereto as Exhibit C. The audited financial statements:

               (i) have been prepared in accordance with GAAP on a basis consistent with prior accounting methodology;

               (ii) are in accordance and consistent with the books and records of Seller in all material respects;

               (iii) fairly present in all material respects the financial condition and the results of operations for Seller at and for the periods therein specified;

               (iv) contain and reflect all necessary adjustments for a fair presentation of the results of operations and financial condition for the periods covered by said financial statements; and

               (v) with respect to any contracts and commitments and accounts receivable of Seller contain and reflect reserves for all material liabilities and for all reasonably anticipated material losses and costs in excess of expected receipts, with a full description of the bases of calculation of such reserves set forth therein or in Exhibit B attached hereto.

               The unaudited financial statements present fairly in all material respects the financial condition of Seller as at October 31, 1997 and the results of its operations for the twelve-month period ending October 31, 1997, are correct and complete, and are consistent with the books and records of Seller, and have been prepared on a consistent basis with interim financial statements for prior periods.

          3.6  Absence of Certain Changes or Events.
               ------------------------------------

               Except as (i) specifically disclosed in Schedule 3.6 to Exhibit B, or (ii) specifically disclosed in the Financial Statements attached hereto as Exhibit C, since October 31, 1997, Seller has not:

               (a) incurred any obligation or liability (contingent or otherwise in an amount in excess of $5,000), except normal trade or business obligations incurred in the ordinary course of business and obligations under contracts, agreements, leases and documents referred to in Exhibit B hereto, which remain in existence as of the date of this Agreement;

               (b) mortgaged, pledged or subjected to lien, charge, security interest or to any other encumbrance, any of its assets or properties which remain in existence as of the date of this Agreement;

               (c) transferred, leased or otherwise disposed of any of its material assets or properties other than in the ordinary course of Seller's business;

               (d) canceled or compromised any material debt or claim or waived or released any material rights;

               (e) transferred or granted any rights under any concessions, leases, licenses, agreements, trademarks or trade names;

               (f) made or granted any general wage or salary increase or paid any bonuses or similar payments to employees (other than normal annual or regularly scheduled increases or bonuses consistent with prior business practices) or entered into any employment contract with any officer or employee;

               (g) entered into, amended or terminated any material agreement, contract or commitment other than in the ordinary course of Seller's business;

               (h) suffered any material casualty loss or material damage, whether or not such loss or damage shall have been covered by insurance;

               (i) except as disclosed in this Agreement or the Exhibits hereto, suffered any material adverse change in its financial condition, earnings, assets, properties or business;

               (j) acquired any additional material assets except as acquired in the ordinary course of business as consistent with Seller's prior business practices;

               (k) issued, sold or otherwise granted any rights to an ownership interest in Seller or its business or assets;

               (l) made any change in its accounting methods; or

               (m) entered into any agreement to do any of the things described in the preceding clauses (a) to (l).

          3.7  Absence of Defaults and Undisclosed Liabilities.
               -----------------------------------------------

               Except as specifically disclosed in the Financial Statements or in Exhibit B with respect to Section 3.6(a), Seller is not obligated for, nor are any of Seller's assets subject to, any obligations or liabilities of any kind (fixed or contingent, whether known or unknown), whether or not such obligations or liabilities are normally shown or reflected on a balance sheet in a manner consistent with GAAP. Seller is not in default with respect to any material term or condition of any of its indebtedness or liability or any material amount of trade payables, except as otherwise set forth in Schedule 3.7 of Exhibit B. In addition, there are no facts in existence on the date hereof and known to either Seller or Majority Shareholder which, insofar as can be reasonably foreseen, might serve as the basis, in whole or in part, for any liabilities or obligations of Seller of a type which would cause an adverse effect on the business of Seller.

          3.8  Taxes.
               -----

               (a) Seller has (i) filed all federal, state, local and foreign income, franchise, real and personal property, and other tax returns, estimates and statements which are required to be filed by it or them as of the date hereof, (ii) paid all taxes, (whether income, sales, use, property, unemployment, social security, payroll, employee withholding, import duties, export duties and/or other) owed by Seller, with respect to Seller, as of the date hereof (other than amounts which are being actively and validly contested (as described in Exhibit B)), whether or not shown on said returns, estimates and statements and (iii) made appropriate provision for the payment of all such taxes where returns, estimates and statements are not yet required to be filed. Prior to the Closing Date, Seller (i) will have filed all such returns, estimates and statements which are required to be filed by it or them by the Closing Date, and (ii) paid all such taxes owed and required to be paid by it or them through the Closing Date. All of said tax returns and statements correctly set forth and report the entire liability for such taxes; are otherwise consistent with the Financial Statements; and contain accurate and complete information in the form, manner and content as required by the relevant taxing authorities in all material respects. Seller also has paid all such other taxes and governmental assessments and charges as are due and payable by it. Except as set forth in Schedule 3.8, no income tax return of Seller has been audited by the Internal Revenue Service or any state tax agency.

               (b) There are no tax liens or tax liabilities which have not been paid as of the date of this Agreement (other than inchoate tax liens).

          3.9  Litigation.
               ----------

               Except as set forth in Schedule 3.9 of Exhibit B, neither Seller nor Majority Shareholder has been served with any summons, complaint or notice to arbitrate with respect to any actions presently unresolved involving the business of Seller, or any of its assets, business or operations, and no such action, suit, proceeding or investigation is currently pending; and neither Seller nor Majority Shareholder has any knowledge of any suit or action (equitable, legal or administrative), arbitration or other proceeding pending or threatened against Seller which could involve Buyer relative to any of the transactions contemplated herein.

          3.10  Title to and Condition of Assets and Compliance with Contracts.
                --------------------------------------------------------------

                Except as provided to the contrary in Schedule 3.10 to Exhibit B, Seller has good and marketable title, free and clear of restraints on or conditions to transfer or assignment and free and clear of all liens, mortgages, pledges, encumbrances, security interests, or charges of any kind, other than liens for taxes, assessments or other governmental charges not yet due and payable, to all of Seller's assets whether tangible, intangible, real, personal or mixed. All of such assets are in good operating condition and repair and free of any material defects except such as are normal in the conduct of operations and will not interfere with the conduct of sound operations. All accounts receivable of the Business as of the date hereof arose, and all of the accounts receivable as of the Closing Date will have arisen, from valid sales in the ordinary course of business. Seller owns or possesses all of the names (including the names "Innovative Medical Systems" and "IMS"), trade secrets, trademarks and service marks, trade names, copyrights and other proprietary rights reasonably necessary to conduct the Business as presently conducted, all of which are described in Schedule 3.10 to Exhibit B attached hereto. Seller has not received any claim of, or been served with any legal action or proceeding alleging its infringement of any proprietary rights, names or marks of any other person or entity and neither Seller nor Majority Shareholder has any knowledge of any such infringement. Seller is in possession of all premises leased to it by others. All leases pursuant to which Seller leases any property are valid and binding in accordance with their respective terms, and there is not any existing default, event of default or event which with notice and/or lapse of time would constitute a default under any such lease with respect to such Seller which default would have a material adverse effect on the Business of Seller or its assets, nor is there, to the best of Seller's and Majority Shareholder's knowledge, any such default, event of default or event with respect to other parties to such leases. Seller has materially performed the obligations required to be performed by it pursuant to its contracts and legal commitments.

          3.11  Compliance with Laws.
                --------------------

                Seller has complied with all material laws, regulations and orders applicable to its operations, except where the failure to so comply would not have a material adverse effect on the business of Seller. Without limiting the foregoing, none of the operations of Seller violates any state or federal occupational, health or safety laws or rules, any federal or state worker's notification laws, any federal or state anti-discrimination or affirmative action law or administrative requirement or governmental regulations or rules, except where such violation would not have a material adverse effect on the business of Seller; and there is no pending or to the best of Seller's and Majority Shareholder's knowledge threatened action against Seller relating to any such matters.

          3.12  Key Employees and Customers.
                ---------------------------

               Neither Seller nor Majority Shareholder has any knowledge of any:

                  (i) intention of any employee of Seller to sever employment relations; or

                  (ii) plan or intention of any of the customers, suppliers or other parties which do business with Seller to cancel presently existing contracts or other business arrangements or relationships with Seller or to take any other action which would adversely affect the business, operations, or anticipated earnings of the Business.


          3.13  Interests in Competitors, Suppliers, Customers, etc.
                ----------------------------------------------------

                Seller and the Majority Shareholder, and, to the knowledge of Seller and Majority Shareholder, affiliates of Seller or Majority Shareholder, (with respect to Majority Shareholder which are natural persons) and members of any of their immediate families do not own, directly or indirectly (whether as undisclosed principal or otherwise), individually or collectively, or own any interest in any corporation (other than holdings in any such corporation (the stock of which is publicly traded) which constitutes less than five percent (5%) of the voting stock of such corporation), partnership, firm or other entity which owns, any interest in:

                  (i)   a competitor, customer or supplier of Seller;

                  (ii) any contractual relationship with Seller, including, but not limited to, leases of real and/or personal property leased to Seller or rights or options to extend contractual or lease terms or to purchase stock or other property as are exercisable by Seller or said other party; or

                  (iii) any tangible or intangible property (including trade secrets, copyrights and other proprietary rights) used in the business activities of Seller.

          3.14  List of Properties, Contracts and Other Data.
                --------------------------------------------

                All of the following documents, instruments and/or information, if any, are described or listed, as is applicable, in Exhibit B attached hereto, with a specific reference to the appropriate and relevant paragraph under this
Section 3.14 set forth therein:

                (a) any contract or agreement, to which Seller is a party, with a labor union or any local or subdivision thereof;

                (b) any unresolved claim of an unfair labor practice involving Seller or any present union organizing activity among any employees of Seller;

                (c) any employment contract or commitment or any consulting contract or commitment, entered into by Seller extending beyond the Closing Date, with any employee or consultant;

                (d) any insurance policies applied for and/or obtained by Seller upon the life of any of its employees;

                (e) all real property owned of record or beneficially by Seller, and all leases of real property to which Seller is a party;

                (f) all material rights, licenses, leases of personal property, permits, franchises and concessions to which Seller is a party;

                (g) a list of all employees of Seller showing position, start date, current compensation, commission and/or bonus arrangements and perquisites (e.g., club memberships, etc.), latest compensation review date or date of last change in compensation and a description of all compensation changes made at that time;

                (h) any outstanding retirement plans, stock option plans and/or medical, health or other fringe benefit plans of Seller for the benefit of any of its employees and directors, including a description of all perquisites provided for employees and directors (to the extent not otherwise described pursuant to any other paragraph of this Section 3.14);

                (i) a list of customers of Seller and approximate annual revenues from such customers, if any, whose billings constituted $5,000 or more of the revenues of Seller during the ten-month period ended August 31, 1997 and the years ended October 31, 1995 and 1996 has been previously delivered to Buyer;

                (j) any material warranty or guaranty given to any customer or other party by Seller relative to Seller's performance or the performance of its employees;

                (k) a list of all persons and entities which are independent sales representatives or sales agents of Seller;

                (l) any written contract, agreement or instrument, or any oral contract or agreement, involving Seller and extending beyond the Closing Date, material to the conduct of the business of Seller (including, without limitation, material customer contracts and sales representative agreements);

                (m) a description and list of all material licenses, leases, contracts and other arrangements under which Seller is using any assets or operations which are owned by other parties or by another party or which are jointly owned by Seller with any other party or parties which has not otherwise been described pursuant to any other paragraph of this Section 3.14 (with any such relationship identified in such description);

                (n) a list of all assets owned by Seller or used by Seller in connection with its business describing each such asset or asset group, the original cost thereof and its current book value, and all property on any premises which is not owned or leased by Seller (excluding the personal effects of Seller's employees); and

                (o) all customer files, inventory files and historical records regarding the same, which are kept in an electronic medium by Seller, are available for inspection by Buyer at Seller's offices.

                (p) all material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities required to conduct the business of Seller which has not otherwise been described pursuant to any other paragraph of this Section 3.14.

          3.15  Transfer of Rights.
                ------------------

                Except as set forth in Schedule 3.15 to Exhibit B, all of Seller's right, title and interest in the assets and contracts (the "Material Contracts") listed in Schedule 3.14 to Exhibit B are being transferred to Buyer (together, the "Intangible Assets") by operation of law under the terms and conditions of this Agreement. As of the date of the Closing, Buyer will have the same rights with respect thereto as possessed by Seller prior to the Closing. All consents or other actions by or involving any other party required for the survival and continuance of the Intangible Assets and the Material Contracts have been, or will be prior to Closing, secured.

          3.16  Intellectual Property.
                ---------------------

                Set forth on Schedule 3.16 is a description of all the Seller's Intellectual Property Rights with all registration numbers and dates of filing and registration, if any, except that the trade secrets referenced in subsection
(ii) below are not described on such Schedule 3.16. The term "Intellectual Property Rights" means (i) all patent rights and all rights, title, and interest in and to all letters patent and applications for letters patent, industrial models, industrial designs, utility models, and other government issued or granted indicia of invention ownership including any reissue, division, continuation, or continuation-in-part applications throughout the world; (ii) all rights, title, and interest in and to all trade secrets and trade secret rights arising under the common law, state law, federal law, and laws of foreign countries; (iii) all copyrights; (iv) all mask work rights including mask work registration rights and mask work registrations throughout the world; (v) all rights, title and interest in and to all know-how and show-how whether or not protectable by intellectual property law; and (vi) all trademarks, trade names, and service marks, whether registered or arising under the common law, state law, federal law, and laws of foreign countries and all registrations thereof and interest therein throughout the world and all associated goodwill and the right to sue for past infringement. Except as otherwise set forth in Schedule 3.16, (i) the Seller owns the entire right, title, and interest in and to all Intellectual Property Rights of Seller used or useful in or associated with software developed by Seller ("Seller Software"), the Seller's assets, or the Business; and (ii) neither Seller Software nor Seller's Intellectual Property Rights are subject to any outstanding orders, decrees, judgments, stipulations, claims, or settlements, nor is any such software or any item of such Intellectual Property Rights subject to any mortgage, option, lease, covenant, condition, agreement, lien, security interest, adverse claim, restriction, charge, or encumbrance. Furthermore, except as otherwise set forth on Schedule 3.16, there are no pending or threatened claims, proceedings or lawsuits relating to, affecting or otherwise impairing Seller's rights in Seller Software or in Seller's Intellectual Property Rights, and no person or entity has misappropriated any of Seller Software or has or is violating or infringing Seller's Intellectual Property Rights. There is no restriction on the use or transfer of any of Seller's Intellectual Property Rights or Seller Software. Seller has no knowledge of any facts, which would be detrimental to the ownership, use, or validity of any of Seller's Intellectual Property Rights or Seller Software. To Seller's knowledge, Seller is not infringing upon or violating any Intellectual Property Rights of any other person or entity in the conduct of Business, and to Seller's knowledge, Buyer's use of Seller's Intellectual Property Rights and Seller

Software will not infringe upon or violate any Intellectual Property Rights of any other person or entity.

          3.17  Licenses For Third-Party Software.
                ---------------------------------

                Set forth on Schedule 3.17 to Exhibit B is a description of each license under which Seller is the licensee of any Third-Party Software along with a description of such Third-Party Software. Seller has delivered to Buyer a true, correct, and complete copy of each license agreement identified in
Schedule 3.17. Seller presently uses the software described in such licenses as licensee under terms of such licenses. All royalties due under such licenses have been paid and there exists no default under the terms of such licenses and no event has occurred which, upon the passage of time or the giving of notice, or both, would result in any event of default or prevent Seller from exercising and obtaining the benefits of any options contained therein. The Seller has all rights, title, and interest of the licenses under the terms of such licenses, free of all liens, claims, or encumbrances, all such licenses are valid and in full force and effect and Seller is in compliance with the terms thereof. There will be no default or basis for acceleration under any such license as a result of the transactions contemplated by this Agreement. Seller has not received any notice of infringement, violation, or conflict with any Intellectual Property Rights of third parties with respect to its use of any Third-Party Software.

          3.18  Compliance with Environmental Laws.
                ----------------------------------

                (a) Definitions. The following terms, when used in this Section
                    -----------
3.18, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                    (i)   "Release" shall mean and include any spilling,
                           -------
     leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any applicable Environmental Law.

                    (ii)  "Hazardous Substance" shall mean any quantity of
                           -------------------
     asbestos, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other hazardous substance, material or waste (as defined in or for purposes of any applicable Environmental Law), whether solid, liquid or gas.

                    (iii) "Facility " shall mean each plant, facility, office or
                           --------
     other item of real property owned or leased by Seller relating to the Business.

                    (iv)  "Permits" shall mean all licenses, permits,
                           -------
     franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the present or anticipated conduct of, or relating to the operation of the Business.

                (b) Compliance with Applicable Environmental Laws. The Facility
                    ---------------------------------------------
has been maintained by Seller in substantial compliance with all applicable federal, state and local laws, statutes, ordinances, regulations, rules, judgments, orders, notice requirements, court decisions, agency guidelines or principles of law, restrictions, licenses, with respect to the Facility in effect on the Closing Date, which (i) regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, handling or disposal of hazardous, toxic or otherwise dangerous substances, wastes or materials (whether gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including without limitation protection of the health and safety of employees or
(ii) impose liability with respect to any of the foregoing, including without limitation the Federal Water Pollution Control Act (33 U.S.C. (S) 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. (S) 6901 et seq.) ("RCRA"), Safe Drinking Water Act (21 U.S.C. (S) 349, 42 U.S.C. (S)(S) 201, 300f), Toxic Substances Control Act (15 U.S.C. (S) 2601 et seq.), Clean Air Act (42 U.S.C.
(S) 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. (S) 9601 et seq.) ("CERCLA"), or any other similar federal, state or local law of similar effect, each as amended. ("Environmental Laws").

                (c) Facility.  The Facility is, and at all times when leased or
                    --------
operated by Seller, leased and operated in substantial compliance in all material respects with all applicable Environmental Laws and in a manner that will not give rise to any material liability under any applicable Environmental Laws;

                (d) Permits.  Seller has, and at all times has had, all Permits
                    -------
required under any applicable Environmental Law and the Facility is, and at all times has been, in substantial compliance in all material respects with all such Permits;

                (e) Permits Required. The consummation of any of the
                    ----------------
transactions contemplated by this Agreement will not require an application for issuance, renewal, transfer or extension of, or any other administrative action regarding, any Permit required under any applicable Environmental Law;

                (f) Notice of Violation. Seller has not received any written
                    -------------------
notice at any time that it is or was claimed to be in violation of or in non-compliance in any material respect with the conditions of any Permit required under any applicable Environmental Law or the provisions of any applicable Environmental Law;

                (g) Pending Actions. There is not now pending or to the
                    ---------------
knowledge of Seller, threatened, nor any basis for, nor has there ever been, any Action against Seller under any applicable Environmental Law or otherwise with respect to any Release or mishandling of any Hazardous Substance;

                (h) Judgments.  To the knowledge of Seller, there are no consent
                    ---------
decrees, judgments, judicial or administrative orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any applicable Environmental Law which regulate, obligate, bind or in any way affect Seller or the Facility;

                (i) Hazardous Substances. During the period of time which Seller
                    --------------------
has leased the Facility, there is not and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under, about or from the Facility, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about the Facility in substantial compliance in all material respects with all applicable Environmental Laws and necessary for the operation of the Business.

                (j) Handling of Hazardous Substances. Seller has at all times
                    --------------------------------
used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in substantial compliance in all material respects with all applicable Environmental Laws and in a manner that will not result in liability of Seller under any applicable Environmental Law;

                (k) Environmental Conditions. To the knowledge of Seller, there
                    ------------------------
are no present or past Environmental Conditions (as defined below) of any material nature in any way relating to the Business, and the Facility. "Environmental Conditions" means the introduction into the environment of any Hazardous Substance (whether or not upon the Facility, or other property of the Business) as a result of which Seller has or may become liable to any person or by reason of which the Facility or any of the Seller's assets may suffer or be subjected to any lien;

                (l) CERCLA or RCRA. To the knowledge and belief of Seller, no
                    --------------
current or past use, generation, treatment, transportation, storage, disposal or handling practice of Seller with respect to any Hazardous Substance has or likely will result in any liability under the CERCLA or RCRA or any state or local law of similar effect, as in effect on the Closing Date;

                (m) Storage Tank or Pipeline. To the knowledge of Seller, there
                    ------------------------
is not now and has not been at any time in the past any underground or above-ground storage tank or pipeline at the Facility where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline was not in substantial compliance in all material respects with all applicable Environmental Laws and there has been no material Release from or rupture of any such tank or pipeline, including without limitation any Release from or in connection with the filling or emptying of such tank;

                (n) Environmental Audits or Assessments.  Copies of the written
                    -----------------------------------
reports, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of Seller, of all environmental audits or assessments which have been conducted at the Facility or any former Facility within the past five years, either by Seller or any attorney, environmental consultant or engineer engaged for such purpose, have been delivered to Buyer and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which Seller has knowledge is included on
Schedule 3.18 of Exhibit "B" hereto;

                (o) Indemnification Agreements. Except as set forth in Exhibit B
                    --------------------------
hereto, Seller is not a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any lease or other contract (excluding insurance policies disclosed on Exhibit B hereto) under which Seller is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning environmental conditions;

                (p) Releases or Waivers. Except as set forth in Exhibit B,
                    -------------------
Seller has not released any other person from any claim under any applicable Environmental Law or waived any rights concerning any Environmental Condition; and

                (q) Notices, Warnings and Records. Seller has given all notices
                    -----------------------------
and warnings, made all reports, and has kept and maintained all records required by and in material compliance with all applicable Environmental Laws.

          3.19  Inventory. All inventories of raw materials, work-in-progress
                ---------
and finished goods set forth or reflected in the October 31, 1997 Balance Sheet, attached as part of Exhibit "C" to this Agreement (the "Balance Sheet"), consist of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and materials of below standard quality, all of which have been written down to net realizable market value as reflected in the Balance Sheet. The value at which inventories are carried on the Balance Sheet reflects the normal inventory valuation policy of Seller, as applicable, in accordance with GAAP at the lower of cost or market value and on a basis consistent with that of preceding periods.

          3.20  Labor Controversies.  There are no labor controversies pending
                -------------------
or, to the best of Seller's and Majority Shareholder's knowledge, threatened between Seller and its employees. Seller has substantially complied with all laws relating to the employment of labor, including any thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and Seller is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

          3.21  ERISA.  Except as set forth in Schedule 3.21 of Exhibit B, there
                -----
are no employee benefit plans as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by Seller or under which Seller has any present or future obligation or liability. Seller does not participate in or have any present or future obligation or liability under any "multi-employer plan" or "employee pension benefit plan," as those terms are defined under ERISA.

          3.22  Accounts Receivable .  Schedule 3.22 to Exhibit B lists the
                -------------------
accounts receivable of Seller as of August 31, 1997, including the name of each account; the account number; the invoice number and date; payment terms; and the age of each such account on the basis of thirty (30), sixty (60) and ninety (90) days and over, from the date of original invoice. Each such account receivable listed arose from valid sales in the ordinary course of business. The dollar value of the number of shares of OXIS Stock constituting the Earnout Exchange (including the Guarantee) for the first year of the Earnout Period shall be adjusted downward by the dollar amount of any such account receivable or portion thereof which Seller is not able to collect by the end of such year, and such adjustment shall be Buyer's sole remedy for such non-collectible accounts receivable. In the event that such adjustment occurs, Buyer shall promptly assign such non-collectible accounts receivable to the Shareholders for collection, provided that as a result of such assignment the Shareholders shall be entitled to retain any monies collected with respect thereto. Except as reflected in Schedule 3.22 , no refunds, reimbursements, discounts or other adjustments are payable by Seller with respect to any of its accounts receivable other than those arising in the ordinary course of business. Except as set forth in Schedule 3.22, neither Seller nor

Majority Shareholder, know, or have any reasonable grounds to know, of any defenses, rights of setoff, recoupment, assignments, pledges, liens, encumbrances, claims, equities or conditions enforceable by third parties with respect to or affecting the accounts receivable of Seller.

          3.23  Disclosure.  No representation or warranty (whether or not
                ----------
relating to Seller) by Seller or Majority Shareholder in this Agreement, any Schedule or Exhibit hereto, or in any certificate furnished or to be furnished pursuant hereto or at the Closing, or in connection with the transactions contemplated hereby contains any knowingly untrue statement of a material fact as of the date hereof or thereof, or omits to state a material fact necessary to make the statements contained herein or therein as of the date hereof or thereof not misleading.

     Each of the Shareholders hereby represents and warrants, severally with respect to himself or herself, except as otherwise set forth (with a reference to the relevant subparagraph below) in Exhibit B (Schedule of Exceptions) attached hereto, the following Sections 3.24 through 3.28:


          3.24  Capital Stock and Ownership.  The issued and outstanding shares
                ---------------------------
of Seller are owned beneficially and of record by the Shareholder as set forth next to his or her name as follows:


          Name of Shareholder              Number of Shares
----------------------------------------  -------------------
Joseph B. Catarious, Jr. and Eleanor            465,400
 Catarious, husband and wife

Fred W. Dobisch                                 32,800

Wayne Albert and Elissa Albert, husband         25,000
 and wife

Wesley M. Sheridan                              24,000

Stephen A. Miller and Margaret K.               21,800
 Miller, husband and wife

Joan Kumar                                      12,000

Lawrence J. Strange and Patricia C.             12,000
 Strange, husband and wife

John N. Zoller and Jacqueline S.                12,000
 Zoller, husband and wife                 New Jersey resident

Michael F. Rose                                 10,900


Robert C. Williams                                      7,300
                                                  Maryland resident

Geraldine Radnetter and Robert J.                       4,400
Radnetter, husband and wife


     All of the issued and outstanding shares of capital stock of Seller held by the Shareholder are fully paid and nonassessable. All of the issued and outstanding shares of Seller held by the Shareholder are held free and clear of any liens, encumbrances and obligations. Except as set forth in Schedule 3.24 to Exhibit B, there are no existing warrants, options, convertible rights, calls, puts or other rights or commitments of any character relating to the capital stock of Seller held by the Shareholder, and such capital stock is free from any voting or pooling trusts, agreements and similar arrangements, any redemption and cross purchase (buy/sell) agreements, preemptive purchase rights or any other restrictions.

          3.25  Due Execution.  This Agreement and the consummation of the
                -------------
transactions contemplated hereby have been duly and validly approved by Shareholder, and this Agreement has been duly and validly executed and delivered by Shareholder and it is a valid and binding obligation of Shareholder enforceable against him or her in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principles relating to or limiting creditor's rights generally.

          3.26  Effect of Agreement.  The execution, delivery and performance of
                -------------------
this Agreement by the Shareholder and consummation of the transactions contemplated hereby will not (i) require the consent, approval or authorization of any person or public authority, (ii) violate any provision of law applicable to the Shareholder or (iii) conflict with, violate or constitute a breach of or default under any indenture, mortgage, deed of trust or other agreement or instrument, or any order, judgment, award, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which Shareholder is a party, or by which Shareholder or any of his or her assets or properties is bound.

          3.27  Investment Representations.
                --------------------------

                (a) Investment Purpose.  Shareholder is acquiring the OXIS Stock
                    ------------------
pursuant to Sections 1.1 and 2.1 of this Agreement (collectively, the "Securities") for his or her own account for investment only and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered under the Securities Act of 1933, as amended (the "1933 Act").

                (b) Reliance on Exemptions.  Shareholder understands that the
                    ----------------------
Securities are being offered and sold to him or her in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Buyer is relying upon the truth and accuracy of, and the Shareholder's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Shareholder set forth herein in order to determine the availability of such exemptions and the eligibility of the Shareholder to acquire the Securities.

                (c) Information. Shareholder and his or her advisors, if any,
                    -----------
have been furnished with all materials relating to the business, finances and operations of Buyer and material relating to the offer and sale of the Securities which have been requested by Shareholder or its advisors. Shareholder and his or her advisors, if any, have been afforded the opportunity to ask questions of Buyer and have received what such persons believe to be satisfactory answers to such inquiries. Shareholder understands that Shareholder's investment in the Securities involves a high degree of risk.

                (d) Governmental Review.  Shareholder understands that no United
                    -------------------
States federal or state agency or any other governmental agency has passed upon or made any recommendation or endorsement of the Securities.

                (e) Transfer or Resale.  Shareholder understands that (i) the
                    ------------------
Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be transferred unless (a) subsequently registered thereunder, or (b) Shareholder shall have delivered to Buyer an opinion of counsel (which opinion and counsel shall be reasonably acceptable to Buyer and its counsel) to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (c) sold pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule); (ii) any sale of such Securities made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder; and (iii) neither Buyer nor any other person is under any obligation to register such Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

                (f) Legends. Shareholder understands that certificates
                    -------
evidencing the Securities may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Securities):

          "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under said Act, or an opinion of counsel, in form, substance and scope reasonably acceptable to the Company, that registration is not required under said Act or unless sold pursuant to Rule 144 under said Act."

                (g) Residency.  Shareholder is a resident of the Commonwealth of
                    ---------
Pennsylvania, except as noted next to his or her name in Section 3.24 hereof.

          3.28  Disclosure.  No representation or warranty (whether or not
                ----------
 relating to Shareholder) by Shareholder in this Agreement, any Schedule or Exhibit hereto, or in any certificate furnished or to be furnished pursuant hereto or at the Closing, or in connection with the transactions contemplated hereby contains any knowingly untrue statement of a material fact as of the date hereof or thereof, or omits to state a material fact necessary to make the statements contained herein or therein as of the date hereof or thereof not misleading.

     4.   Representations and Warranties of Buyer.  Buyer hereby represents and
          ---------------------------------------
warrants to Seller and the Shareholders the following:

          4.1  Organization.  Buyer is a corporation duly organized and validly
               ------------
existing, in good standing, under the laws of the State of Delaware. Buyer has the requisite corporate power to own its properties and carry on its business as now conducted.

          4.2  Due Execution.  This Agreement and the agreements and instruments
               -------------
contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Buyer and each of this Agreement and such other agreements and instruments has been or, will be as of the Closing Date, duly and validly executed and delivered by Buyer and is a valid and binding obligation of Buyer enforceable against it in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principles relating to or limiting creditor's rights generally.


          4.3  Effect of Agreement.  The execution, delivery and performance of
               -------------------
this Agreement and the agreements and instruments contemplated hereby by Buyer and consummation of the transactions contemplated hereby and thereby will not
(i) require the consent, approval or authorization of any person or public authority, (ii) violate any provision of law applicable to Buyer including without limitation, federal and state securities laws, or (iii) conflict with, violate or constitute a breach of or default under the Certificate of Incorporation, Bylaws, or any indenture, mortgage, deed of trust or other agreement or instrument, or any order, judgment, award, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which Buyer is a party, or by which Buyer or any of its assets or properties is bound.

          4.4  Capitalization.  Buyer is authorized to issue 50,000,000 shares
               ---------------
of its common stock, par value $.50 per share and 15,000,000 shares of its preferred stock, par value $0.01 per share. On September 30, 1997, the capital of Buyer was comprised of the following issued and outstanding capital stock:
26,573,175 shares of Common Stock, 642,583 shares of Series B Preferred Stock; 1,021,697 shares of Series C Preferred Stock; and 1,150 shares of Series D Preferred Stock. The issued and outstanding shares of Buyer's Preferred Stock are convertible into shares of Common Stock as follows: Series B into 642,583 shares of Common Stock; Series C into 1,475,785 shares of Common Stock; and Series D into 1,202,386 shares of Common Stock. Buyer has also issued warrants and stock options exercisable for 4,516,318 shares of Common Stock. In addition, Buyer has outstanding term promissory notes convertible into 1,290,809 shares of Common Stock. The conversion rates of Buyer's Series C Preferred Stock, Series D Preferred Stock, and term promissory notes are based on trading prices of

Buyer's Common Stock at or around the time of conversion. The foregoing conversion rates are based on trading prices as of September 30, 1997. Actual conversion rates may be higher or lower than those calculated as of September 30, 1997. The maximum number of shares of Common Stock into which the Series C and D Preferred Stock and term promissory notes may be converted is as follows:
Series C Preferred into 1,475,785 shares of Common Stock; Series D Preferred into 1,202,386 shares of Common Stock; and term promissory notes into 2,141,593 shares of Common Stock. The total number of common shares outstanding as of September 30, 1997, was 26,573,175 and the number of shares which could be issued through the conversion of convertible securities, as listed above, or the exercise of stock options or warrants, at any time, was 9,127,881 as of September 30, 1997.


          4.5  Compliance with Securities Laws.  Buyer has filed all
               --------------------------------
registration statements, proxy statements, reports and other filings, including without limitation reports on Form 10-K, Form 10-Q, and Form 8-K and all amendments thereto required to be made, which it was required to file with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of its date, none of such documents contained any untrue statement of material fact or omitted any material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent any such statement or omission has been modified or superseded in a document subsequently filed with the SEC. Except as may be set forth in the documents filed by Buyer with the SEC and other publicly available documents or materials, Buyer does not have any liabilities or obligations (including legal proceedings or investigations) which, in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of buyer and its subsidiaries taken as a whole.

          4.6  Disclosure.  No representation or warranty (whether or not
               ----------
relating to Seller) by Buyer in this Agreement, any Schedule or Exhibit hereto, or in any certificate furnished or to be furnished pursuant hereto or at the Closing, or in connection with the transactions contemplated hereby contains any knowingly untrue statement of a material fact as of the date hereof or thereof, or omits to state a material fact necessary to make the statements contained herein or therein as of the date hereof or thereof not misleading.

     5.   Business and Obligations Pending Closing.  Each of Seller and Majority
          ----------------------------------------
Shareholder, jointly and severally, covenants and agrees that, except as otherwise required in this Agreement or unless Buyer otherwise conditionally or absolutely consents in writing, throughout the period from the date hereof to the Closing Date:

          5.1  Good Standing.  Seller will maintain itself at all times as a
               -------------
corporation in good standing under the laws of the Commonwealth of Pennsylvania.

          5.2  Conduct of Business.  The business of Seller will be operated in
               -------------------
the manner as presently conducted and its business shall be conducted in, and it will not be caused to engage in any transaction or make any commitment or expenditure other than as contemplated hereby or in the ordinary course of business (consistent with its prior practices) and in material compliance with all applicable laws and legal requirements; Seller shall not, directly or indirectly, purchase, lease, enter into a partnership or joint venture concerning, otherwise acquire, begin or enter into any other ownership (debt or equity) arrangement or relationship respecting any business or business activity other than that presently conducted by Seller; Seller shall not enter into any contracts or leases, except in the ordinary course of its business; Seller shall not sell, distribute, lease, mortgage, pledge, subject to any lien, encumbrance or other security interest, or otherwise dispose of, any of its business assets, except in the ordinary course of its business. Seller shall not make any declaration of a dividend or other distribution of any of the assets of its business, or commitment involving said assets; and Seller shall not otherwise conduct its business in any manner to violate the purpose and effect of this Agreement and the transactions contemplated herein.

          5.3  Access and Information.  Each of Seller and Majority Shareholder
               ----------------------
agrees that Buyer and its counsel, accountants, auditors, and other representatives will be afforded full access during normal business hours upon reasonable advance notice to all of the properties, books, contracts, commitments and records of Seller, and further agrees to furnish Buyer with all information concerning the affairs of Seller as Buyer may reasonably request for purposes hereof.

          5.4  Preservation of Organization and Compensation.  Each of Seller
               ---------------------------------------------
and Majority Shareholder will use their respective best efforts to cause Seller, in all material respects consistent with prior practices, to preserve its business organization intact, keep available for itself (and/or Buyer) the services of the present employees of Seller, continue to render efficient services and preserve for itself (and/or Buyer) its business relations with its customers and suppliers and others having business relations with it. Seller shall not increase the compensation of, or pay (or obligate itself to pay) any bonus or commission to, or enter into any special contract of employment with, any of its employees, except as consistent with prior business practices.

          5.5  Ownership.  Shareholders shall not sell, pledge, hypothecate or
               ---------
otherwise dispose of or enter into any other commitments relating to any ownership interest in Seller or its assets or business.

     6.   The Closing.
          -----------

          6.1  Closing.  Upon the terms and subject to the conditions
               -------
hereinbefore and hereinafter set forth, the consummation of this Agreement, and of the transactions contemplated herein to take place on the Closing Date, shall take place by mail and/or via facsimile, as of November 1, 1997 (the "Closing"); provided that this may be changed to such other place, date and/or time as may be agreed by the mutual consent of Seller, Majority Shareholder and Buyer. All acts and transactions to be taken or effected at the Closing shall be deemed to have been taken simultaneously and shall be deemed to be effective as of the close of business on the date of the Closing (the "Closing Date").


          6.2  Deliveries at the Closing by Seller and Shareholders.  At the
               ----------------------------------------------------
Closing, Seller and Shareholders shall deliver or cause to be delivered all instruments, duly executed, which are required by the terms hereof to be delivered at the Closing, including:

                (a) the Employment and Non-Competition Agreement of Joseph B. Catarious, Jr. in the form attached hereto as Exhibit D;

                (b) General Releases of all claims Majority Shareholder may have against Seller or any of its then incumbent or past directors, officers, employees or agents arising out of or in connection with the business of Seller in the form attached hereto as Exhibit E;

                (c) the opinion of Mesirov Gelman Jaffe Cramer & Jamieson, counsel for Seller and Shareholders, substantially identical in form and substance to Exhibit F-1 attached hereto;

                (d) a Secretary's Certificate (as to incumbency and certain other matters), in form and substance substantially identical to Exhibit G-1 attached hereto, duly executed by the Secretary of Seller;

                (e) a certificate of Seller and Majority Shareholder dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.11, 7.13, and 7.14;

                (f) stock certificates of Seller held by Shareholders, duly endorsed for transfer to the Buyer; and

                (g) all other consents, waivers, documents, instruments and writings required to be delivered by Seller and/or Shareholder on or prior to the Closing Date pursuant to this Agreement or otherwise required to consummate the transactions contemplated by the Agreement, or reasonably requested by Buyer in connection therewith.

          6.3   Deliveries at the Closing by Buyer.  At the Closing, Buyer shall
                ----------------------------------
deliver or cause to be delivered to Seller the following:

                (a) the opinion of Jackson Tufts Cole & Black, counsel for Buyer, substantially identical in form and substance to Exhibit F-2 attached hereto;

                (b) a Secretary's Certificate (as to incumbency and certain other matters), in form and substance substantially identical to Exhibit G-2 attached hereto, duly executed by the Secretary of Buyer;

                (c) a certificate of Buyer dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 8.1, 8.2, 8.3 and 8.4;

                (d) stock certificates for the appropriate number of shares of OXIS Stock constituting the Total Number of Initial Exchange Shares, as provided in Section 2.1 hereof; and

                (e) all documents, instruments and writings required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement or otherwise required to consummate the transactions contemplated by the Agreement, or reasonably requested by Seller or Shareholder in connection herewith, including, without limitation, the promissory note made in favor of the Majority Shareholder referenced in Section 7.14 hereof

          6.4   Consummation of Transactions.  Each of the parties hereto
                ----------------------------
agrees to use its best efforts to consummate all of the transactions contemplated herein and to be performed by it and/or by its affiliates relative to the Closing hereunder.


     7.   Conditions Precedent to Buyer's Obligations.  All obligations of Buyer
          -------------------------------------------
hereunder are subject to the fulfillment at, or before, the Closing Date of each of the following conditions (unless waived, conditionally or absolutely, in writing, by Buyer):

          7.1  Accuracy of Representations.  All representations and warranties
               ---------------------------
of Seller and Shareholders contained in this Agreement (whether or not relating to Seller) shall be true and correct in all material respects on, and as of, the Closing Date as though such representations and warranties had been made upon, and as of, such date.

          7.2  Fulfillment of Covenants.  Each of Seller and Shareholders shall
               ------------------------
have performed and complied in all material respects with all of their respective covenants, agreements, and obligations hereunder required to be performed or complied with on or before the Closing including specifically the deliveries to be made by Seller and Shareholders pursuant to Section 6.2 hereof.

          7.3  Absence of Destruction or Damage.  None of the Seller's assets
               --------------------------------
shall have been destroyed or damaged by fire, other casualty or otherwise in any material respect.

          7.4  Litigation.  At the Closing Date, there shall be no litigation
               ----------
pending or, to the best of Seller and Majority Shareholder's knowledge, threatened, in which any injunction is or may be sought to prevent the transactions contemplated hereby, or in which any relief is or may be sought against Buyer as a result of this Agreement.

          7.5  Employees.  Each of Seller and Majority Shareholder shall have
               ---------
used their best efforts to make available to Buyer, at Closing, the services of all of the employees of Seller.

          7.6  Consents.  All consents or other orders, if any, from any
               --------
applicable third party or governmental agency as required to effectuate the closing of the transactions contemplated by this Agreement shall have been obtained or waived, and copies thereof shall have been delivered to Buyer.

          7.7  Employment and Non-Competition Agreement.  Joseph B. Catarious,
               ----------------------------------------
Jr. shall have entered into an Employment and Non-Competition Agreement (the "Employment and Non-Competition Agreement") with Buyer substantially in the form and content set forth in Exhibit D, attached hereto.

          7.8  Due Diligence.  Buyer and its representatives shall have
               -------------
completed a due diligence review of Seller's books and records, financial statements, and other records and accounts relating to the Business, and, in the reasonable discretion of Buyer, Buyer shall be satisfied with the results of such review.

          7.9  Physical Inventory.  A physical inventory shall be taken of all
               -------------------
inventories of Seller on the date which is three (3) business days prior to the Closing Date (the "Inventory Valuation Date") under the supervision of representatives of Buyer. The purpose of the physical inventory will be to determine value of the Seller's inventories. The value at which inventories are carried on the Financial Statements reflect normal inventory valuation policy of Seller, as applicable, in accordance with GAAP, at the lower of cost or market value, and on a basis consistent with that of preceding periods, provided, however, all inventory which has been held for more than 2 years will be written off unless the inventory was purchased in connection with a contract between the Seller and one of its customers, and inventory of the same type has been sold by the Seller within the immediately preceding 60 days, and provided further, with respect to inventory held for more than one year which was not purchased in connection with such a contract, the inventory will be written off if not subject to a purchase order from a customer (except that any inventory held in connection with the Ortho settlement shall not be written off as aforesaid). To the extent that the value of the inventories, as of the Inventory Valuation Date, is less than $800,000, adjusted for purchases of inventory and inventory used in the ordinary course of business since September 30, 1997 (the "Inventory Threshold"), the Total Number of Initial Exchange Shares shall be recalculated by first reducing the dollar value of the $750,000 by $1.00 for every $1.00 by which the value of the inventory is less than the Inventory Threshold, and then recalculating the Total Number of Initial Exchange Shares based upon the revised dollar value following the reduction as aforesaid.

          7.10 Environmental Assessment.  Buyer shall have received and be
               -------------------------
satisfied in its sole discretion, with the results of its Phase I environmental assessment or audit of Seller.

          7.11 FPI Instrument Patent Application.  Seller shall cause to be
               ----------------------------------
filed a U.S. patent application, the claims of which shall cover the FPI Instrument/System being developed pursuant to the Development and Supply Agreement, dated June 27, 1997, entered into between Buyer and Seller. Seller shall have an opportunity to review and comment upon such application prior to its filing with the U.S. Patent & Trademark Office.

          7.12 Refinance of Seller's Notes.  Buyer shall have received, and be
               ----------------------------
satisfied in its sole discretion with, a written commitment from one or more lenders regarding the assumption or refinance of Seller's notes payable to Mellon Bank, N.A. and AT&T Small Business Lending Corporation.

          7.13 Contracts.  Seller shall obtain the consent of each other party
               ---------
to each contract listed in Schedule 3.14 to Exhibit B (the "Contracts") , to the extent required thereunder, to the transactions contemplated by this Agreement. Seller shall furnish evidence of such consents to Buyer on or prior to the Closing Date.

          7.14 Shareholder Loans and Backpay.  Those certain promissory notes
               -----------------------------
dated May 14, 1997, June 9, 1997 and June 16, 1997, in the original principal amounts of $71,999.99, $24,748.22 and $29,785.54, respectively, each made by Seller in favor of Majority Shareholder, shall be consolidated into a single promissory note made by Seller in favor of Majority Shareholder, guaranteed by Buyer, in the principal amount of $126,533.75, payable over three (3) years at an annual interest rate of eight percent (8%). Majority Shareholder hereby agrees that any of his undrawn salary related to services which he performed on behalf of the Seller prior to the Closing Date is hereby waived, and neither Seller nor Buyer shall be obligated to pay such undrawn salary to Majority Shareholder.

          7.15 No Material Adverse Effect.  No act, event or condition shall
               ---------------------------
have occurred after the date of this Agreement which Buyer determines has had or could have a material adverse effect on the business, financial condition, assets, profitability, prospects, or operations of Seller.


     8.   Conditions Precedent to Obligations of Seller and Shareholder.  All
          -------------------------------------------------------------
obligations of Seller and Shareholders hereunder are subject to the fulfillment at, or before, the Closing Date of each of the following conditions (unless waived, conditionally or absolutely, in writing, by Seller and Majority Shareholder):

          8.1  Accuracy of Representations and Fulfillment of Covenants.  All
               --------------------------------------------------------
representations and warranties of Buyer contained in this Agreement shall be true and correct, in all material respects, on, and as of, the Closing Date as though such representations and warranties had been made upon, and as of, such date, and Buyer shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder required to be performed or complied with on or before the Closing.

          8.2  Consents.  All consents or other orders, if any, from any
               --------
applicable third party or governmental agency as required to effectuate the closing of the transactions contemplated by this Agreement by the Buyer shall have been obtained or waived, and copies thereof shall have been delivered to Seller and Majority Shareholder.

          8.3  Litigation.  At the Closing Date, there shall be no litigation
               ----------
pending or threatened in which any injunction is or may be sought to prevent the transactions contemplated hereby, or in which any relief is or may be sought against Seller or Shareholder as a result of this Agreement.

          8.4  Employment and Non-Competition Agreement.  Buyer shall have
               ----------------------------------------
entered into an Employment and Non-Competition Agreement with Joseph B. Catarious, Jr.

          8.5  No Material Adverse Effect.  No act, event or condition shall
               ---------------------------
have occurred after the date of this Agreement which Seller determines has had or could have a material adverse effect on the business, financial condition, assets, profitability, prospects, or operations of Buyer.

     9.   Risk of Loss. Any risk of loss or damage to the assets of Seller shall
          ------------
be borne by Seller until the Closing hereunder.

     10.  Post-Closing Obligations, Indemnity and Survival of Representations.
          -------------------------------------------------------------------

          10.1  Cooperation.  Seller and Shareholders hereby agree to cooperate
                -----------
with Buyer in every reasonable manner and to the fullest extent reasonably requested by Buyer to enable the transaction as set forth herein to be consummated under the terms hereof with minimum goodwill disruption.

          10.2  Indemnification.
                ---------------

                (a) Indemnification Obligation of Seller and Shareholders. The
                    -----------------------------------------------------
Seller and Shareholders hereby agree to indemnify and hold harmless Buyer against any loss, cost, claim, demand, damage, liability or expense (including reasonable attorneys' fees, costs and expenses) (collectively "Adverse Consequences") incurred and/or paid by Buyer, Buyer's subsidiaries (which shall include Seller following the Closing), parent corporations, successors, assigns and/or affiliates by reason of Seller or any Shareholder's breach of any of their representations, warranties, covenants, obligations and agreements contained herein, which has not been expressly waived, subject to the applicable survival periods set forth in Section 10.4 hereof and the limitations set forth in Section 10.2(c) hereof, or by reason of any action, suit, proceeding, demand or judgment incident to any of the matters indemnified against in this Section 10.2(a). The representations and warranties of each of the Shareholders in Sections 3.24 through 3.28 above and the post-closing covenants of the Shareholders are several obligations; this means that the particular Shareholder making the representation, warranty, or covenant will be solely responsible to the extent provided in Section 10.2(c) below for any Adverse Consequences suffered as a result of any breach thereof. The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations; this means that the Seller and Majority Shareholder will be responsible to the extent provided in Section 10.2(c) below for the entirety of any Adverse Consequences suffered as a result of any breach thereof, except that if the breach is discovered following the Closing, only the Majority Shareholder, and not the Seller, shall be responsible for the Adverse Consequences as aforesaid.

                (b) Indemnification Obligation of Buyer.  Buyer hereby agrees to
                    -----------------------------------
indemnify and hold harmless Seller and Shareholders against any Adverse Consequences incurred and/or paid by Seller or Shareholders by reason of Buyer's breach of any of its representations, warranties and covenants contained herein, which have not been expressly waived, subject to the applicable survival periods set forth in Section 10.4 hereof and the limitations set forth in Section 10.2(c) hereof, or by reason of any action, suit, proceeding, demand or judgment incident to any of the matters indemnified against in this Section 10.2(b).

                (c) Limits on Indemnification Obligation. Notwithstanding
                    ------------------------------------
anything in this Section 10.2 to the contrary Seller and Shareholders, on the one hand, and Buyer, on the other hand, shall not be liable under the indemnity provisions of this Section 10.2 in any instance until such time as the Adverse Consequences under Section 10.2(a) or Section 10.2(b), as the case may be, exceeds $20,000 (the "Indemnification Threshold")(in which event the indemnifying parties shall be liable for all of such amounts), except that those matters set forth on Schedule 2 attached hereto and made a part hereof shall not be subject to the Indemnification Threshold. In no event shall the aggregate indemnification obligation exceed $2,000,000.

                (d) Notice and Defense of Claims. Any party seeking
                    ----------------------------
indemnification pursuant to Section 10.2(a) or Section 10.2(b) above (an "Indemnified Party") shall give prompt notice to Seller and Shareholder if pursuant to Section 10.2(a) or to Buyer if pursuant to Section 10.2(b) (each, as is applicable, the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder except to the extent (and only to the extent) the Indemnifying Party has been prejudiced by the failure to give such notice. The Indemnifying Party may, at its expense, participate in or assume the defense of any such action, suit or proceeding involving a third party; provided, however, that such defense is conducted with counsel mutually and reasonably satisfactory to the Indemnified Party and the Indemnifying Party. The Indemnified Party and the Indemnifying Party shall consult with each other regarding the conduct of such defense and shall submit any proposed settlement under this Section 10.2 for the other party's approval, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall have the right (but not the duty) to participate in the defense thereof, and to employ counsel, at its own expense (except that the Indemnifying Party shall pay the fees and expenses of such counsel to the extent the Indemnified Party reasonably concludes that there is a conflict of interest between the Indemnified Party and the Indemnifying Party), separate from counsel employed by the Indemnifying Party in any such action. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party if the Indemnifying Party has not assumed the defense thereof. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

          10.3  Right of Offset.  Subject to the provisions of this Section
                ---------------
10.3, Buyer has the right to offset and credit any and/or all payments to be made by it under this Agreement, to or for the benefit of Seller or any Shareholder against amounts owed by Seller or such Shareholder to Buyer by reason of any claim by Buyer against any of such parties for indemnification pursuant to Section 10.2 hereof (including a claim arising under Section 2 hereof).

          10.4  Survival of Representation and Warranties.  All representations,
                -----------------------------------------
warranties and agreements contained in Section 3.10 relating to title shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Buyer, Seller or Shareholder. All representations, warranties and agreements contained in Sections 3.8 shall remain operative and in full force and effect until the applicable statute of limitations expires with respect thereto, and all representations, warranties and agreements contained in Section 3.18 shall remain operative and in full force and effect for the five (5) years following the Closing Date. All other representations, warranties and agreements contained herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Buyer, Seller or Shareholder and shall expire three (3) years after the Closing Date and the indemnities set forth in Section 10.2 shall expire as of such date. The foregoing sentence notwithstanding, any liability which results from any liability of Buyer, or its subsidiaries, parent corporations, successors, assigns or affiliates to third parties which indemnity would be available under Sections 10.2(a) may be asserted at any time after the Closing Date subject to the deductible and other indemnification limitations set forth in Section 10.2
(c) hereof.

          10.5  Use of Name.  Shareholders hereby agree that they will not use
                -----------
the name "Innovative Medical Systems Corp." or "IMS" or any derivations thereof (the "Names") in the conduct of any of its business activities.

     11.  Expenses.  Except as expressly provided herein, all of the expenses of
          ---------
Seller and Shareholders (including attorneys' fees and costs) in connection with the preparation, execution and consummation of this Agreement with the transactions contemplated herein (and only upon the closing of the transactions contained herein) shall be paid by Buyer at the Closing upon Seller's presentation of an invoice detailing such expenses up to a maximum of $60,000, and all of Buyer's expenses in such connection shall be paid by Buyer. Notwithstanding the foregoing, Shareholders shall pay all income taxes they incur with respect to this Agreement and the transactions contemplated herein.

     12.  Commissions or Finder's Fees.  Each of Seller and Shareholders
          -----------------------------
warrants that it has not made any commitment or done any other act which would result in any liability on Buyer for any brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement and with the transactions contemplated by this Agreement; and Buyer warrants that it has not made any commitment or done any other act which would impose any such liability on Seller or Shareholders.

     13.  Notices.  All notices, requests, demands and other communications
          -------
hereunder shall be in writing, and shall be deemed to have been duly given if delivered by overnight courier, sent by mail to the respective parties or personally delivered addressed as follows:


If to Buyer:                            OXIS International, Inc.
------------                            6040 N. Cutter Circle, Suite 317
                                        Portland, OR  97217
                                        Facsimile:  (503) 283-4058
                                        Attention:  General Counsel

With copy to:                           Jackson Tufts Cole & Black, LLP
-------------                           60 South Market Street, 10/th/ Floor
                                        San Jose, CA 95113-2336
                                        Facsimile:  (408) 998-4889
                                        Attention:  Richard Scudellari, Esq.


If to Seller or Shareholders:           Joseph B. Catarious, Jr.
-----------------------------           975 Henning Road
                                        Perkiomenville, PA  18074

                                        Mesirov Gelman Jaffe Cramer & Jamieson
                                        1735 Market Street, 38/th/ Floor
With copy to:                           Philadelphia,  PA  19103
-------------                           Facsimile:  (215) 994-1111
                                        Attention:  Robert P. Krauss, Esq.


or to such other address as Buyer, Seller or Shareholder may designate by written notice to the other parties hereto. Any such notices, requests, demands or other communications shall be deemed to have been duly given when received if delivered personally or, if mailed, on the date five days after the date so deposited in the mails, postage prepaid, return receipt requested or on the day following the day sent if sent by prepaid overnight delivery service. Notices, requests and other communications hereunder may be delivered by electronic facsimile transmission (fax) if confirmation by sender is made within three business days by mail or personal delivery. All periods of notice shall be measured from the date of deemed delivery thereof.

     14.  Termination of Agreement
          ------------------------

          14.1  Termination by Buyer.  The foregoing sections of this Agreement
                --------------------
notwithstanding, the parties hereto agree that Buyer may terminate this Agreement if (a) Seller or Shareholders fail to perform any material covenant of Seller or Shareholders contained in this Agreement and after ten (10) days following written notice from Buyer, Seller or Shareholders fail to cure such breach to the reasonable satisfaction of Buyer; or (b) on or after November 1, 1997, any of the conditions set forth in Article 7 have not been satisfied before such date. Buyer shall have no liability to Seller or Shareholders for terminating this Agreement as a result of such determination.

          14.2  Termination by Seller and Shareholders.  The foregoing sections
                --------------------------------------
of this

Agreement notwithstanding, the parties hereto agree that Seller and Shareholders may terminate this Agreement jointly (and not severally) if (a) Buyer fails to perform any material covenant of Buyer contained in this Agreement and after ten
(10) days following written notice from Seller, Buyer fails to cure such breach to the reasonable satisfaction of Seller; or (b) on or after November 1, 1997, any of the conditions set forth in Article 8 have not been satisfied before such date. Seller and Shareholders shall have no liability to Buyer for terminating this Agreement as a result of the foregoing.

     15.  Construction and Successors.
          ---------------------------

          15.1  Governing Law.  This Agreement shall be governed and construed
                -------------
under the laws of the State of Oregon without regard to conflict of laws principles.

          15.2  Amendment.  This Agreement covers the entire understanding of
                ---------
the parties hereto, superseding all prior agreements or understandings relating to any of the subject matters hereof, and no modification or amendment of its terms and conditions shall be effective unless in writing and signed by the parties or their respective duly authorized agents.

          15.3  Successors and Assigns.  This Agreement inures to the benefit
                ----------------------
of, and is binding upon, the successors, permitted assigns, distributees and personal representatives of the parties hereto, such permitted assigns to include, without limitation, the entity or person pursuant to which Buyer assigns substantially all of the assets of the Business or sells or transfers the Business through the sale of stock, merger or distribution of such stock to the stockholders of the Buyer, provided that upon such assignment, sale or other transfer the consideration due to the Shareholders hereunder, including but not limited to the Earnout Exchange, shall be equitably and appropriately adjusted to fulfill the intentions of the parties set forth in this Agreement, such adjustment to be determined by a valuation professional appointed by Janney Montgomery Scott and mutually agreed to by the parties. The determination of such valuation professional shall be final and binding.

          15.4  Headings. This Agreement shall not be interpreted by reference
                --------
to any of the titles or headings to the sections or paragraphs of this Agreement, which have been inserted for convenience purposes only and are not deemed a part hereof.

          15.5  Schedules; Exhibits. This Agreement is deemed to include all of
                -------------------
the schedules and exhibits hereto, which are made a part hereof by this reference thereto.

          15.6  Counterparts. This Agreement may be executed in one or more
                ------------
counterparts, all of which together shall be deemed to constitute one and the same instrument.

          15.7  Gender and Number. This Agreement shall be construed by the
                -----------------
actual gender and/or number of the person, persons, entity and/or entities referenced herein, regardless of the gender and/or number used in such reference.

          15.8  Severability.  This Agreement shall be fully enforceable and
                ------------
effective as to the parties hereto as to its remaining provisions in the event any provision is held to be invalid, illegal or unenforceable.

          15.9  Shareholders' Release.  By executing this Agreement, each of the
                ----------------------
Shareholders who are signatories hereto hereby remise, release and forever discharge Seller, its successors and assigns, or any of its incumbent or past directors, officers, employees or agents, of and from debts, dues, contracts, judgments, damages, claims and demands and all manner of actions, causes of action, suits and proceedings whatsoever relating to the Seller's Business, in law or in equity, which such Shareholder now has against Seller or the aforementioned parties, or which such Shareholder or its successors and assigns hereafter can, shall or may have against Seller or the aforementioned parties, on or by reason of any matter, cause or thing whatsoever from the beginning of the universe to the end of time, except that the foregoing release shall not include any matter related to Seller's or Buyer's obligations or such Shareholder's rights under this Agreement.

     16.  Press Release.  The parties hereto agree that Buyer shall be permitted
          -------------
to issue a press release stating that the parties have entered this Agreement, following the entering into of this Agreement by the parties hereto.

     17.  Confidentiality.  Each of the parties hereto agrees that they will
          ---------------
maintain and treat as confidential and shall cause their affiliates to maintain and treat as confidential, all confidential information concerning Seller or Buyer (and its affiliates), and the operation of their businesses. In the event of a termination of this Agreement, the parties agree to return to each other all information provided to the other.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:                   OXIS INTERNATIONAL, INC.

                         By ____________________________

                         Name: _________________________

                         Title: ________________________

SELLER:                  INNOVATIVE MEDICAL SYSTEMS CORP.

                         By ____________________________

                         Name: _________________________

                         Title: ________________________

MAJORITY SHAREHOLDER:
                         _______________________________
                         Joseph B. Catarious, Jr.

OTHER SHAREHOLDERS:
                         _______________________________
                         Eleanor Catarious

                         _______________________________
                         Fred W. Dobisch

                         _______________________________
                         Wayne Albert

                         _______________________________
                         Elissa Albert

                         _______________________________
                         Wesley M. Sheridan

                         _______________________________
                         Stephen A. Miller

                         _______________________________
                         Margaret K. Miller

                         _______________________________
                         Joan Kumar

                         _______________________________
                         Lawrence J. Strange

                         _______________________________
                         Patricia C. Strange

                         _______________________________
                         John N. Zoller

                         _______________________________
                         Jacqueline S. Zoller

                         _______________________________
                         Michael F. Rose




                         _______________________________
                         Robert C. Williams

                         _______________________________
                         Geraldine N. Radnetter

                         _______________________________
                         Robert J. Radnetter

                                  EXHIBIT "A"

NAME OF SHAREHOLDER    NUMBER OF SHARES OF SELLER      PERCENTAGE OF SHARES OF
                       STOCK CURRENTLY HELD            OXIS STOCK TO BE RECEIVED

Catarious              465,400                         74.15556
Dobisch                 32,800                          5.22625
Albert                  25,000                          3.98342
Sheridan                24,000                          3.82409
Miller                  21,800                          3.47355
Kumar                   12,000                          1.91204
Strange                 12,000                          1.91204
Zoller                  12,000                          1.91204
Rose                    10,900                          1.73677
Williams                 7,300                          1.16316
Radnetter                4,400                          0.70108

TOTALS:                627,600                        100.00000


                                   SCHEDULE 1

                          SCHEDULE OF EARNOUT PAYMENTS


 YEAR         REVENUES        EARNOUT   GUARANTEE  DATE PAYABLE NOT LATER
------  --------------------  --------  ---------  ----------------------
                              PAYOUT               THAN
                              --------             -----

 1998   Maximum  $ 7,000,000  $250,000   $250,000  MARCH 31, 1999
        Minimum    5,000,000   250,000

 1999   Maximum    8,000,000   500,000    250,000  MARCH 31, 2000
        Minimum    7,000,000   250,000

 2000   Maximum   10,000,000   500,000    250,000  MARCH 31, 2001
        Minimum    9,000,000   250,000

 2001   Maximum   11,000,000   500,000    250,000  MARCH 31, 2002
        Minimum   10,000,000   250,000

 2002   Maximum   13,000,000   500,000    250,000  MARCH 31, 2003
        Minimum   12,000,000   250,000


                                   SCHEDULE 2

                MATTERS EXCLUDED FROM INDEMNIFICATION THRESHOLD
                -----------------------------------------------


! Potential Claims of Robert Dowben Associates and Windsor Laboratories relating to Technology Transfer Agreement dated October 27, 1995.

! Potential Claims of Lewis Metts, past President of Seller, relating to his separation from Seller.

                             SCHEDULES AND EXHIBITS
                             ----------------------


  Schedules
-------------

Schedule 1     Actual Revenue/Earnout Schedule

Schedule 2     Matters Excluded from Indemnification Threshold

Exhibits
-------------

Exhibit A      Percentage of OXIS Shares for each Shareholder

Exhibit B      Schedule of Exceptions and List of Contracts

Exhibit C      Financial Statements

Exhibit D      Employment and Noncompetition Agreement

Exhibit E      General Release

Exhibit F-1    Opinion of Counsel to Seller and Shareholders

Exhibit F-2    Opinion of Counsel to Buyer

Exhibit G-1    Secretary's Certificate for Seller

Exhibit G-2    Secretary's Certificate for Buyer



                                     -i-